Exhibit 99.2  Press release of the Registrant dated October 27, 1998.

FOR IMMEDIATE RELEASE  Contacts: Media Contact:             Investor Contact:
                                 Qwest Communications       Qwest Communications
                                 Christy Weiner             Lee Wolfe
                                 (303) 992-2085             (877) 877-QWST
                                 christine.weiner@qwest.net IR@qwest.net


               QWEST ANNOUNCES $750 MILLION SENIOR NOTES OFFERING


DENVER,  October 27, 1998 - Qwest  Communications  International  Inc.  (Nasdaq:
QWST) today announced that it has agreed to sell $750 million aggregate principal amount of 7.5 percent ten year Senior Notes due 2008. Gross proceeds from the sales of the notes will total approximately $741 million. The offering is expected to close on November 4, 1998.

Proceeds of the notes sale will be used primarily to fund the continued deployment of Qwest's Macro CapacitySM Fiber Network, market share initiatives in traditional telecommunications segments, and the expansion of Qwest's data strategy. This strategy includes the Company's deployment of its IP backbone and product development initiatives including the establishment of web hosting CyberCenters and the development of e-commerce solutions. Additionally, the proceeds will be used to expand unique distribution channels.

"We are experiencing strong growth across all aspects of our business and we are delighted with the market's continued positive perception of Qwest," said Robert Woodruff, executive vice president and chief financial officer, Qwest Communications. "With this debt issue, we've taken advantage of the improvement in the capital markets, helping us to secure valuable investment capability. Resources from this transaction will allow us to continue our rapid growth across all aspects of the business."

The notes to be sold have not been registered under the Securities Act of 1933 and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

The Qwest Macro Capacity Fiber Network
Qwest's planned domestic 18,449-mile network will serve over 130 cities, which represent approximately 80 percent of the data and voice traffic originating in the United States, upon its scheduled completion in the second quarter of 1999. To date, approximately 9,100 miles of the Qwest Macro Capacity Fiber Network are activated, and construction has commenced on 17,955 miles. Qwest's transcontinental segment extends from Los Angeles to Sacramento and across to New York. Additionally, Qwest owns transatlantic submarine capacity linking the United States to Europe and will jointly own a transpacific submarine cable system connecting the U.S. to the Pacific Rim. Qwest is also extending its network 1,400 miles into Mexico with completion slated for late 1998.

The Qwest Macro Capacity Fiber Network is designed with highly reliable and secure bi-directional, line switching OC-192 SONET ring architecture. Upon completion, the network will offer a self-healing system that provides the ultimate security and reliability by allowing instantaneous rerouting in the event of a fiber cut.


About Qwest
Qwest Communications International Inc. (NASDAQ: QWST) is a multimedia communications company and one of the fastest growing companies in America today. Headquartered in Denver, Colorado, Qwest has approximately 6,000 employees and over 80 sales offices worldwide. With its world-class data and multimedia network, marketing expertise, and customer care and billing systems, Qwest is delivering high-quality data, video and voice connectivity securely and reliably to customers around the world. Further information is available at www.qwest.net.

                                      # # #

This release may contain forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including, but not limited to, (a) failure by Qwest to construct the Qwest Network on schedule and on budget, (b) failure by Qwest to maintain all necessary rights-of-way, (c) intense competition in Qwest's communications services markets, (d) rapid and significant changes in technology and markets, (e) dependence on new product development, (f) operating and financial risks related to managing rapid growth, integrating acquired businesses, being highly leveraged and sustaining operating cash deficits and (g) adverse changes in the regulatory environment. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by Qwest or persons acting on its behalf. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.